Exhibit 10(i)

EMPLOYMENT AGREEMENT

This Agreement (this "Agreement"), dated as of September 30, 2011, and effective as of October 1, 2011, is made by and between Ethan Allen Interiors Inc., a Delaware corporation (the “Corporation”) and its subsidiary, Ethan Allen Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation (the "Subsidiary") and M. Farooq Kathwari (the "Executive").

Recitals

1.
The Executive is Chairman of the Board of Directors of the Corporation and of the Subsidiary, and is currently employed as the Chief Executive Officer and the President of the Corporation and the Subsidiary.

2.
The employment of the Executive by the Corporation was previously subject to employment agreements dated (a) July 27, 1994 (the "1994 Employment Agreement"), (b) October 28, 1997 (the "1997 Employment Agreement"), (c) November 1, 2002 as amended by the First Amendment dated as of November 1, 2002 and subject to the Assignment of Employment Agreement assigning the interests and obligations of Ethan Allen Retail Inc. (formerly known as Ethan Allen Inc.) to Ethan Allen Global, Inc. effective as of July 1, 2005 (collectively, the "2002 Employment Agreement"), and is currently subject to (d) an employment agreement dated November 13, 2007 (the "2007 Employment Agreement").  The 1994 Employment Agreement, the 1997 Employment Agreement, the 2002 Employment Agreement and the 2007 Employment Agreement are hereinafter collectively referred to as the “Prior Employment Agreements.”

3.
The Corporation desires to continue the services of the Executive as Chairman of the Board of Directors of the Corporation and the Subsidiary and the employment of the Executive with the Corporation and the Subsidiary and to enter into this new agreement embodying the terms of those continued relationships.

4.
The Executive is willing to continue to serve as Chairman of the Board of Directors of the Corporation and the Subsidiary and is willing to accept continued employment by each of the Corporation and the Subsidiary on the terms set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the Corporation and the Executive hereby agree as follows.

1.	Definitions.

1.1.	"Affiliate" means any person or entity controlling, controlled by or under common control with the Corporation.

1.2.	"Board" means the Board of Directors of the Corporation.

1.3.
"Cause" means (a) the Executive is convicted of a felony involving actual dishonesty as against the Corporation or the Subsidiary and any Affiliate, or (b) the Executive, in carrying out his duties and responsibilities under this Agreement, is guilty of gross neglect or gross misconduct resulting, in either case, in material economic harm to the Corporation, the Subsidiary and/or Affiliate, and such conduct is not cured within thirty (30) days of the Corporation providing Notice of Termination  (to take effect only if such conduct is not cured) to the Executive, unless such act, or failure to act, was believed by the Executive in good faith to be in the best interests of the Corporation and/or the Subsidiary.  Good Faith is defined as actions taken, or failures to act, based upon advice of counsel or advice of certified public accountant(s).

1.4.	"Commencement Date" has the meaning assigned to it in Section 3.

1.5.
"Date of Termination" means (a) in the case of a termination as a result of Disability,  the date of a final determination of Disability pursuant to the process set forth in Section 1.6, (b) in the case of a termination for which a Notice of Termination is required, the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (c) in all other cases, the actual date on which the Executive's employment terminates during the Term of Employment.

1.6.
"Disability" means the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  Determination of Disability in accordance with this Agreement shall be made pursuant to the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Corporation but in no event will the determination of Disability be made before the end of 12 months from date the Executive is unable to engage in substantial gainful activity.   If the Executive and the Corporation cannot agree as to such an independent medical physician, each shall appoint one medical physician and those two physicians shall appoint a third physician who shall make such determination.

1.7.	"Good Reason" means and shall be deemed to exist if, without the prior express written consent of the Executive:

(a) the Executive is assigned any duties or responsibilities inconsistent in any material respect with the scope of the duties or responsibilities associated with the Executive's titles or positions, as set forth and described in Section 4 of this Agreement;

(b) the Executive suffers a reduction in the duties, responsibilities or effective authority associated with his titles and positions as set forth and described in Section 4 of this Agreement;

(c) the Executive is not appointed to, or is removed from, the offices or positions provided for in Section 4.1 of this Agreement;

(d) the Corporation fails to substantially perform any material term or provision of this Agreement;

(e) the Executive's compensation provided for hereunder is decreased;

(f) the Executive's office location is changed to a location more than 50 miles from its location on the date hereof in Danbury, Connecticut;

(g) the Corporation fails to obtain the full assumption of this Agreement by a successor entity in accordance with Section 11.2 of this Agreement;

(h) the Corporation continually fails to reimburse the Executive for business expenses in accordance with Section 5.5 of this Agreement;

(i) the Corporation purports to terminate the Executive's employment for Cause and such purported termination of employment is not effected in accordance with the requirements of this Agreement;

(j) the Executive shall cease to serve as a director and Chairman of the Board of Directors of  the Corporation and the Subsidiary;

(k) the Board or the shareholders of the Corporation or the Subsidiary, either or both, as may be required to authorize the same, shall approve (i) any liquidation of the Corporation or the Subsidiary, or the sale of substantially all of the assets of the Corporation and the Subsidiary taken as a whole, or (ii) any merger, consolidation and/or other business combination involving the Corporation or the Subsidiary or any combination of any such transactions (a "Transaction"), other than a Transaction (A) involving only the Corporation and the Subsidiary, or (B) immediately after which the shareholders of the Corporation who were shareholders immediately prior to the transaction continue to own beneficially, directly or indirectly, in substantially similar proportions to those in effect immediately prior to such transaction more than 50% of the then outstanding voting securities of the Corporation or the survivor, as applicable;

(1) any Person (as defined below) or group (as such term is defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of related Persons which is not an Affiliate of the Corporation or the Subsidiary as of the Commencement Date shall beneficially own, directly or indirectly, more than 50% of the then outstanding voting stock of the Corporation or the Subsidiary (for purposes of this Agreement, "Person(s)" means any individual, entity, or other person, as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof); or

(m) the Board or the Corporation shall authorize, approve or engage in any Business Combination with an Interested Person, each as defined in Article Fifth of the Corporation's Restated Certificate of Incorporation;

provided that, notwithstanding the foregoing, Good Reason shall not include or be deemed to exist, with regard to the circumstances described in clause (k), (1) or (m), if, with the express prior written consent of Executive, Executive immediately after the occurrence of the circumstances or transactions described in clause (k), (1) or (m) becomes Chairman, Chief Executive Officer and President of the parent corporation or of the person or entity that owns or controls the Corporation or its successor immediately after such circumstances or transaction (or is offered such positions, but declines).

1.8.
“Notice of Termination.”  In the case of any termination of the Executive's employment by the Corporation or Subsidiary or by the Executive that requires “Notice of Termination,” such notice shall be in writing and shall be communicated in accordance with Section 12.3 of this Agreement.  Such Notice of Termination shall (a) indicate the specific termination provision in this Agreement relied upon, (b) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, as applicable, and (c) if the termination date is other than the date of receipt of such notice, specify the date on which the Executive's employment is to be terminated (which date shall not be earlier than the date on which such notice is actually given).

1.9.
"Retirement" means the Executive's voluntary termination of his employment with the Corporation and/or Subsidiary for any reason at any time after the Commencement Date of this Agreement upon the Notice of Termination required in Section 6.4.

1.10.	"Term of Employment" has the meaning assigned to it in Section 3.

1.11	“Change in Control” shall be deemed to be triggered if:

(a) the Board or the shareholders of the Corporation or the Subsidiary, either or both, as may be required to authorize the same, shall approve (i) any liquidation of the Corporation or the Subsidiary, or the sale of substantially all of the assets of the Corporation and the Subsidiary taken as a whole, or (ii) any merger, consolidation and/or other business combination involving the Corporation or the Subsidiary or any combination of any such transactions (a "Transaction"), other than a Transaction (A) involving only the Corporation and the Subsidiary, or (B) immediately after which the shareholders of the Corporation who were shareholders immediately prior to the transaction continue to own beneficially, directly or indirectly, in substantially similar proportions to those in effect immediately prior to such transaction more than 50% of the then outstanding voting securities of the Corporation or the survivor, as applicable;

(b) any Person (as defined below) or group (as such term is defined in Rule 13d-5 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of related Persons which is not an Affiliate of the Corporation or the Subsidiary as of the Commencement Date shall beneficially own, directly or indirectly, more than 50% of the then outstanding voting stock of the Corporation or the Subsidiary (for purposes of this Agreement, "Person(s)" means any individual, entity, or other person, as defined in Section 3(a)(9) of the Exchange Act, and as used in Sections 13(d) and 14(d) thereof); or

(c) the Board of the Corporation shall authorize, approve or engage in any Business Combination with an Interested Person, each as defined in Article Fifth of the Corporation’s Restated Certificate of Incorporation.

2.	Employment.

2.1
The Corporation and the Subsidiary acknowledge and agree that the Executive has fully and satisfactorily performed his obligations under the Prior Employment Agreements. Executive acknowledges and agrees that the Corporation and the Subsidiary have fully and satisfactorily performed their respective obligations under the Prior Employment Agreements, subject, however, to any remaining compensation or benefits due with respect to services rendered prior to the Commencement Date.

2.2
Upon execution of this Agreement, the terms of Executive’s employment shall cease to be governed by the 2007 Employment Agreement and such cessation shall be effective as of the Commencement Date of this Agreement, provided however, that any compensation and other benefits including but not limited to Base Salary, Restricted Stock Awards and Stock Options earned by the Executive for services rendered prior to the Commencement Date of this Agreement, and the Annual Incentive Bonus for the fiscal year ending June 30, 2011, shall continue to be governed by the 2007 Employment Agreement.  Also, nothing contained in this Agreement shall adversely affect any continuing obligations of the Corporation to the Executive under any Prior Employment Agreements including but not limited to the Corporation’s obligations to the Executive with respect to excise tax, if any, and tax reimbursement payments for tax years covered by Prior Employment Agreements.

2.3
Subject to the terms and provisions set forth in this Agreement, the Corporation hereby employs the Executive during the Term of Employment as the Chief Executive Officer and President of the Corporation, agrees to use its best efforts to cause Executive to be elected by the Corporation's shareholders as a director and Chairman of the Board of the Corporation, and to cause the Executive to be a director and Chairman of the Board of Directors of the Subsidiary during the Term of Employment and agrees to cause the Subsidiary at all times during the Term of Employment to employ the Executive as Chief Executive Officer and President of the Subsidiary, and the Executive hereby accepts such employment. However, nothing in this Agreement shall be construed to require that the Executive be elected as a director of the Corporation's Board of Directors on any date if he is not employed by the Corporation on the election date.

3.	Commencement Date and Term of Employment.

3.1.
The term of employment under this Agreement shall commence as of  October 1, 2011 (the “Commencement Date"), and shall, unless extended as hereinafter provided, terminate with the close of business on June 30, 2016, unless sooner terminated pursuant to the terms hereof (the "Term of Employment").

3.2.
On July 1, 2016 and on July 1, 2017, the Term of Employment shall automatically be extended for an additional one year period unless, not later than nine months prior to any such anniversary, either party to this Agreement shall have given written notice to the other that the Term of Employment shall not be extended or further extended beyond its then already automatically extended term, if any.

4.	Positions, Responsibilities and Duties.

4.1.
Positions. During the Term of Employment, the Executive shall be employed as, and the Corporation shall at all times cause the Executive to be, the Chief Executive Officer and President of the Corporation and the Subsidiary. In such positions, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of chairman, director, chief executive officer and president of a substantial, publicly traded corporation, but in no event shall the Executive's duties, responsibilities and/or effective authority with respect to the Corporation and/or the Subsidiary be less than the duties, responsibilities and effective authority the Executive possessed immediately prior to the date of this Agreement. No other employee of the Corporation or the Subsidiary shall have authority and responsibilities that are equal to or greater than those of the Executive. The Executive shall report solely and directly to the Board and all other officers and other employees of the Subsidiary shall report directly to the Executive or the Executive's designees. No provision of this Section 4.1, however, shall preclude the Board from soliciting information from any officer or employee of the Corporation.

4.2.
Duties. During the Term of Employment, the Executive shall devote such time as is reasonably necessary to perform the duties associated with his offices and positions as set forth in Section 4.1 and shall use his best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall not be required to perform any duties and responsibilities which would be likely to result in non-compliance with or violation or breach of any applicable law or regulation. The Executive’s duties shall include, but not be limited to participating in the Corporation’s planning for executive leadership succession.  Notwithstanding the foregoing provisions of this Section 4.2, during the Term of Employment, the Executive may devote reasonable time to activities other than those required under this Agreement, including the supervision of his personal investments, and activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities, to the extent that such other activities do not inhibit or prohibit the performance of the Executive's duties under this Agreement, or conflict in any material way with the business of the Corporation or the Subsidiary; provided, however, that the Executive shall not serve on the board of any business, or hold any other position with any business without the consent of the Board.

4.3.
Non-Disparagement. The Executive agrees that, while he is employed by the Corporation, and after his Date of Termination, he shall not make any false, defamatory or disparaging statements about the Corporation, the Subsidiary, any Affiliate, or the officers or directors of the Corporation, the Subsidiary or any Affiliate that are reasonably likely to cause material damage to the Corporation, the Subsidiary, any Affiliate, or the officers or directors of the Corporation, the Subsidiary, or the Affiliates. While the Executive is employed by the Corporation, and after his Date of Termination, the Corporation agrees, on behalf of itself, the Subsidiary and the Affiliates, that neither the Corporation, the Subsidiary, the Affiliates, nor the officers or directors of the Corporation, the Subsidiary, or any of the Affiliates shall make any false, defamatory or disparaging statements about the Executive that are reasonably likely to cause material damage to the Executive.

5.	Compensation and Other Benefits.

5.1.
Base Salary.  Throughout the Term of Employment, the Executive shall receive a base salary ("Base Salary"), payable in equal bi-weekly installments, of $1,150,050 per annum, unless a different Base Salary is agreed upon in writing by the Corporation and the Executive.

5.2
Annual Incentive Bonus.   During the Term of Employment, the Executive will be eligible to be paid an annual incentive bonus (the "Annual Incentive Bonus"), subject to approval by the shareholders of the Corporation of the incentive performance components of this Agreement payable  in accordance with Section 162(m) of the Internal Revenue Code and the regulations issued thereunder, based upon the Corporation's Operating Income for each fiscal year beginning with the fiscal year ending June 30, 2012.  Executive will only be entitled to receive the Annual Incentive Bonus with respect to a fiscal year if and to the extent the Operating Income performance goals, described below, are achieved.

The Annual Incentive Bonus for the fiscal year ending June 30, 2012 shall be based upon the following formula:

Operating Income	Annual Incentive Bonus
Less than $25 million	$0
At least $25 million	Two percent (2%) of such threshold (i.e. $500,000)
Over $25 million, up to $50 million	The above, plus four and one-half percent (4.5%) of such excess
Over $50 million, up to $90 million	The above, plus three and one-half percent (3.5%) of such excess
Over $90 million	The above, plus one and one-half percent (1.5%) of such excess

Thus, by way of example, if the Corporation's Operating Income for fiscal year ending June 30, 2012 is $60 million, the Executive’s Annual Incentive Bonus for the fiscal year ending June 30, 2012 shall be $1.975 million ($500,000 + $1,125,000 + $350,000).

The Annual Incentive Bonus for each fiscal year following the fiscal year ending June 30, 2012 also shall be based upon the above formula; provided, however, that the Operating Income thresholds each shall be increased by $2 million in each fiscal year following the fiscal year ending June 30, 2012.  Thus, for example, the Annual Incentive Bonus for the fiscal year ending June 30, 2013 shall be based upon the following:

Operating Income	Annual Incentive Bonus
Less than $27 million	$0
At least $27 million	Two percent (2%) of such threshold (i.e. $540,000)
Over $27 million, up to $52 million	The above, plus four and one-half percent (4.5%) of such excess
Over $52 million, up to $92 million	The above, plus three and one-half percent (3.5%) of such excess
Over $92 million	The above, plus one and one-half percent (1.5%) of such excess

For purposes of computing the Executive’s Annual Incentive Bonus, the Corporation's Operating Income for each fiscal year shall be as set forth in the Corporation's financial statements, adjusted by adding thereto the charges, expenses or accruals, if any, charged against such operating income for (1) nonrecurring or extraordinary items, (2) Annual Incentive Bonuses paid in respect of the immediately prior fiscal year under this Agreement, (3) the issuance  to the Corporation's executives, managers, employees, dealers and other business associates of capital stock of the Corporation, or the issuance or exercise to or by such persons of options, warrants or other rights to acquire capital stock of the Corporation, or stock appreciation rights of the Corporation or similar equity equivalents, including in respect of the Restricted Stock Agreement and the Stock Option Agreements contemplated by this Agreement, and (4) any increased depreciation, amortization or other charges resulting from purchase accounting adjustments (provided, however, that no such adjustments shall be made under this clause (4) with respect to acquisitions occurring prior to the Commencement Date). The calculation of Operating Income will be confirmed by the Corporation's independent public accountants or any other independent, recognized financial or accounting expert retained by the Compensation Committee.  The Compensation Committee shall not exercise any discretion in determining the Corporation’s Operating Income pursuant to this Section 5.2.

(a)
Notwithstanding the foregoing provisions of this Section 5.2, if the Corporation effects a major acquisition which acquisition constitutes a change of ownership or control of the Corporation within the meaning of Treas. Reg. Section 1.162-27(e)(2)(v) during any fiscal year, the Executive and the Corporation shall negotiate in good faith an appropriate revision to the threshold amount set forth in this Section 5.2 to implement the purpose of the Annual Incentive Bonus such that the Annual Incentive Bonus may be payable even if the threshold amount is not achieved with respect to such fiscal year.  However, in no event shall an acquisition or change in control be a Change in Control, unless the change in control is also a Change in Control pursuant to Section 1.11.

(b)
As soon as practicable after the end of each fiscal year but before the Annual Incentive Bonus is paid in respect of such fiscal year, the Compensation Committee of the Board of Directors of the Corporation shall certify in writing (i) whether (and to the extent that) the performance goals described in Section 5.2 of this Agreement have been attained and (ii) the amount of the Annual Incentive Bonus payable in respect of the fiscal year.  Under no circumstance may the Annual Incentive Bonus be greater than the amount described in this Section 5.2.  The Annual Incentive Bonus in respect of any particular fiscal year will be paid upon the earlier to occur of the fifth business day following public filing or disclosure of the Corporation's financial statements for such fiscal year or the 120th day following the end of such fiscal year.

(c)
Notwithstanding any other provision in this Agreement to the contrary, the Executive’s right to receive (or retain) any Annual Incentive Bonus is conditional upon the achievement of the performance goals described in this Section 5.2.

5.3.
Restricted Stock Awards.   The Executive shall be awarded shares of the Corporation's common stock, par value $.01 per share ("Common Stock") that shall vest with the passage of time (the “Vesting Date”), subject to accelerated vesting for certain types of terminations as more particularly set forth in Section 6 of this Agreement.  The awarded shares shall be restricted stock under the Corporation's 1992 Stock Option Plan (as amended from time to time in accordance with its terms, the "Stock Option Plan") and subject to the terms of separate restricted stock agreement which shall be executed by the Executive and the Corporation in substantially the form of Exhibit A hereto (the “Restricted Stock Agreement”). Such shares are referred to as "Restricted Stock" for purposes of this Agreement.  In the event of any inconsistency between the Stock Option Plan and this Agreement, the Stock Option Plan shall govern.

(a)
The Executive will receive 105,000 shares of Restricted Stock as of the date the shareholders approve the incentive compensation components of this Agreement (the "Approval Date"), and such shares will vest in five equal proportions of 21,000 shares each on June 30, 2012, on June 30, 2013,  on June 30, 2014, on June 30, 2015 and on June 30, 2016, unless vested sooner in accordance with this Agreement or the applicable Restricted Stock Agreement.

(b)
Additional Restricted Stock awards may be made by agreement of the Corporation and the Executive pursuant to a separate Restricted Stock Agreement in substantially the form of Exhibit A hereto which agreement shall include the requirements for vesting of each additional award of Restricted Stock.

(c)
The number of shares subject to each of the Restricted Stock awards set forth in this Agreement is specified as of the date of this Agreement, and such numbers of shares shall be adjusted for stock splits, stock dividends, reclassifications, recapitalizations and similar events in respect of the Common Stock occurring after the date of this Agreement.

5.4
Stock Options.  The Executive shall be granted options to purchase shares of the Corporation's Common Stock under the Stock Option Plan and subject to the terms of the stock option agreement in substantially the form of Exhibit B hereto. Such stock options are referred to as "Options" for purposes of this Agreement.

(a)
The Executive will be granted Options to purchase 300,000 shares of Common Stock.  as of the Approval Date, and such Options will vest in five equal proportions of 60,000 shares each on June 30, 2012, on June 30, 2013, on June 30, 2014 on June 30, 2015 and on June 30, 2016, unless vested sooner in accordance with this Agreement or the applicable Stock Option Agreement.

(b)
Additional Options may be granted by agreement of the Corporation and the Executive pursuant to a separate Stock Option Agreement in substantially the form of Exhibit B hereto which agreement shall include the requirements for vesting of each additional granted Option.

(c)
Each Stock Option Agreement shall provide that the Executive may transfer all or part of the Options to a family trust or to immediate family members that is considered to be related to the Executive for purposes of Treasury Regulation section 1.83-7(a).

(d)
The number of shares subject to any granted Stock Options under this Agreement is specified as of the date of this Agreement, and such numbers of shares shall be adjusted for stock splits, stock dividends, reclassifications, recapitalizations and similar events in respect of the Common Stock occurring after the date of this Agreement.

5.5.
Expense Reimbursement. During the Term of Employment, the Executive shall be entitled to receive prompt reimbursement for all usual, customary, and reasonable business-related expenses incurred by the Executive in performing his duties and responsibilities hereunder in accordance with the practices and procedures of the Corporation as in effect and applied immediately prior to the Commencement Date, including without limitation an automobile and driver allowance and/or reimbursement in accordance with past practices, or, if more favorable to the Executive, as provided by the Corporation or the subsidiary at any time thereafter. Up to 10% of the use of the Corporation-provided automobile may be for personal use.

5.6.	Vacation and Fringe Benefits.

(a)
During the Term of Employment, the Corporation shall reimburse the Executive for life and disability insurance in respect of the Executive for the benefit of Executive and/or his beneficiary(ies). The aggregate amount of such insurance coverage reimbursed by the Corporation shall be determined by the premium cost; the Corporation shall pay an aggregate annual premium of $50,000 for such coverage, or such lesser amount as the Corporation and the Executive determine.

(b)
During the Term of Employment, the Executive shall also be entitled to such paid vacation, fringe benefits and perquisites as provided to the Executive by the Corporation and/or the Subsidiary immediately prior to the Commencement Date or, if more favorable to the Executive, as provided by the Corporation or the Subsidiary at any time thereafter.

(c)
To the extent that the Executive's rights to compensation or benefits under the applicable plan, agreement or other governing document are to be determined based on the length of his employment with the Corporation or the Subsidiary, all periods of employment with the Corporation, the Subsidiary or the predecessor of either of them shall be counted unless prohibited by the applicable plan, agreement or other governing document.

5.7.
Office and Support Staff. Unless the Executive otherwise agrees in writing, during the Term of Employment the Executive shall be entitled to executive secretarial and other administrative assistance of a type and extent, and to an office or offices (with furnishings and other appointments) of a type and size, at least equal to that provided to the Executive immediately prior to the date of this Agreement.

6.	Termination. Prior to the expiration of the Term of Employment, the Executive’s employment under this Agreement may be terminated only in the manner set forth in this Section 6.

6.1.
Termination Due to Death or Disability.  The Corporation may terminate the Executive's employment hereunder due to Disability, and the Executive's employment hereunder shall  terminate in the event of his death.  In the event of the Executive's death or a termination of the Executive's employment by the Corporation due to Disability, the Executive, his beneficiary (as defined in Section 12.7 of this Agreement), as the case may be, shall be entitled to receive:

(a)
Base Salary continuation at the rate in effect on the Date of Termination (as provided for by Section 5.1 of this Agreement) for a period of twelve (12) months from and after the Date of Termination, payable in accordance with the Corporation’s standard payroll practices commencing on the first payroll immediately following the Date of Termination;

(b)
if and to the extent the applicable performance goals are achieved as determined in accordance with Section 5.2 of this Agreement,, the Annual Incentive Bonus in respect of the full fiscal year in which the Date of Termination occurs, shall be payable at the same time such Annual Incentive Bonus would have been paid had the Executive not terminated employment;

(c)
any Restricted Stock Awards that are due to be received by the Executive on or before the Date of Termination and all outstanding Restricted Stock Awards shall fully vest as of the Date of Termination;

(d)	any Stock Options that are due to be granted to the Executive on or before the Date of Termination and all outstanding Stock Options shall fully vest as of the Date of Termination;

(e)
any deferred compensation not yet paid to the Executive (including, without limitation, interest or other credits on such deferred amounts) to be paid at the time provided in the applicable deferred compensation plan, any accrued vacation pay and insurance proceeds;

(f)	reimbursement for expenses incurred but not yet paid prior to the Date of Termination;

(g)
aggregate annual premiums for insurance coverage through the Date of Termination in the event of a death, and for a period of twelve (12) months from and after the Date of Termination in the event of a Disability, to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination;

(h)
any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary;

(i)
the Executive's family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Corporation to surviving families of employees of the Corporation under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Corporation in effect on the date of the Executive's death with respect to other key employees of the Corporation and their families; and

(j)
anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Date of Termination due to Disability to receive disability and other benefits at least equal to the most favorable of those provided by the Corporation to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in effect at any time during the 90-day period immediately preceding the Date of Termination due to Disability with respect to other key employees of the Corporation and their families.

6.2.
Termination by the Corporation for Cause.  The Corporation may terminate the Executive's employment hereunder for Cause (as “Cause” is defined in Section 1.3) as provided in this Section 6.2.  In any case described in this Section 6.2, the Executive shall be given written Notice of Termination authorized by a vote of at least a majority of the members of the Board that the Corporation intends to terminate the Executive's employment for Cause. Such written Notice of Termination for Cause may be given only within ninety (90) business days after a director of the Corporation (excluding the Executive) has actual knowledge of the events giving rise to such purported Cause. The Executive shall be given the opportunity within 30 calendar days of the receipt of such Notice of Termination to meet with the Board to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, the Executive shall be given 30 business days after such meeting to correct such act or failure to act. If such act or failure to act is not correctable or upon failure of the Executive, within such latter 30 day period, to correct such act or failure to act, the Executive's employment by the Corporation shall automatically be terminated under this Section 6.2 for Cause as of the date determined in Section 1.5 of this Agreement. Anything herein to the contrary notwithstanding, if, following a termination of the Executive's employment by the Corporation for Cause based upon the conviction of the Executive for a felony involving actual dishonesty as against the Corporation,  Subsidiary or an Affiliate, such conviction is overturned on appeal, the Executive shall be entitled to the payments and benefits that the Executive would have received as a result of a termination of the Executive's employment by the Corporation without Cause in a lump sum no later than 75 days following the date the conviction is overturned.

If the Corporation terminates the Executive's employment hereunder for Cause, the Executive shall be entitled to receive:

(a)
Base Salary continuation at the rate in effect on the Date of Termination (as provided for by Section 5.1 of this Agreement) through the Date of Termination payable in accordance with the Corporation’s standard payroll practices;

(b)
any Restricted Stock Awards that are due to be received by the Executive on or before the Date of Termination, if any, but the portion of any such Restricted Stock Awards that are not vested as of the Date of Termination shall be forfeited;

(c)
any Stock Options that are due to be granted to the Executive on or before the Date of Termination, if any, but the portion of any such Stock Options that are not vested as of the Date of Termination shall be forfeited;

(d)
any deferred compensation (including, without limitation, interest or other credits on such deferred amounts) to be paid at the time provided in the applicable deferred compensation plan and any accrued vacation pay;

(e)	reimbursement for expenses incurred, but not yet paid prior to such termination of employment;

(f)
aggregate annual premiums for insurance coverage through the Date of Termination in respect of the life and Disability insurance referred to in Section 5.6(a); to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination; and

(g)
any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary.

6.3
Termination by the Corporation Without Cause or Termination by the Executive For Good Reason. The Corporation shall be permitted to terminate the Executive's employment hereunder without Cause but only in accordance with the Notice of Termination provisions of this Agreement; and the Executive shall be permitted to terminate his employment hereunder for Good Reason only in accordance with the Notice of Termination provisions of this Agreement. For purposes of this Agreement, such a termination of employment by the Executive shall constitute a "Termination for Good Reason" only if affected in accordance with the Notice of Termination provisions of this Agreement.  Such written Notice of Termination given by the Executive for Good Reason may be given only within one hundred eighty (180) business days after the Executive has actual knowledge of the events constituting Good Reason, and such written Notice of Termination for Good Reason shall specify the particular act or acts, or failure to act, which is or are the basis for the Good Reason. The Corporation shall be given the opportunity within 30 calendar days of the receipt of such Notice of Termination for Good Reason to meet with the Executive to defend such act or acts, or failure to act, and, if such act or failure to act is correctable, the Corporation shall be given 30 business days after such meeting to correct such act or failure to act. If such act or failure to act is not correctable or upon failure of the Corporation, within such latter 30 day period, to correct such act or failure to act, the Executive's employment by the Corporation shall automatically be terminated under this Section 6.3. If the Corporation terminates the Executive's employment hereunder without Cause, other than due to death or Disability, or if the Executive effects a Termination for Good Reason, the Executive shall be entitled to receive:

(a)
Base Salary at the rate in effect on the Date of Termination (as provided for by Section 5.1 of this Agreement)  and for twenty-four (24) months thereafter, ) payable in accordance with the Corporation’s standard payroll practices commencing on the first payroll immediately following the Date of Termination;

(b)
an aggregate amount not to exceed $2 million in the aggregate, but otherwise equal to the sum of the two largest Annual Incentive Bonuses or other cash bonuses previously received by Executive from the Corporation for any fiscal year commencing with the 2002 fiscal year whether when employed under this Agreement, when employed under any of the Prior Employment Agreements or when employed under any other arrangement with the Corporation to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination;

(c)	Restricted Stock Awards which would vest within one (1) year of the Date of Termination shall fully vest as of the Date of Termination;

(d)	All outstanding Stock Options , which would vest within one (1) year of the Date of Termination shall fully vest as of the Date of Termination;

(e)
any deferred compensation not yet paid to the Executive (including, without limitation, interest or other credits on such deferred amounts) to be paid at the time provided in the applicable deferred compensation plan and any accrued vacation pay;

(f)	reimbursement for expenses incurred but not yet paid prior to the Date of Termination;

(g)
aggregate annual premiums for insurance coverage for twenty-four (24) months after the Date of Termination, to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination; and

(h)
health and welfare benefits, as provided to and under the same terms as other executives of the Corporation or subsidiary, for twenty-four (24) months after the Date of Termination and any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary.

6.4.
Termination Due to Retirement. The Executive may terminate his employment hereunder as a result of Retirement.   A "Retirement" shall mean any voluntary termination of employment upon prior written Notice of Termination to the Corporation in accordance with Section 1.8 by the Executive on his own initiative other than (a) a termination due to Disability or (b) a Termination for Good Reason.  Such written Notice of Termination given by the Executive for Retirement shall be given not less than one hundred fifty (150) business days prior to the Date of Termination if termination is effective before July 1, 2016, and not less than ninety (90) business days prior to the Date of Termination if termination is effective on or after July 1, 2016.  For the avoidance of any doubt upon Date of Termination due  to Retirement, there shall be no accelerated vesting of equity awards and all awards that have not yet vested shall be forfeited.  A Retirement shall not be, nor shall it be deemed to be, a breach of this Agreement and in the event of a Retirement, the Executive shall be entitled to receive:

(a)
Base Salary at the rate in effect (as provided for by Section 5.1 of this Agreement) at the time of such termination through the Date of Termination payable in accordance with the Corporation’s standard payroll practices;

(b)
if and to the extent the applicable performance goals are achieved as determined in accordance with Section 5.2 of this Agreement, a prorated Annual Incentive Bonus in respect of the fiscal year in which the Date of Termination occurs, equal to what such Annual Incentive Bonus would have been for the full fiscal year multiplied by a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, payable at the same time such Annual Incentive Bonus would have been paid had the Executive not terminated employment;

(c)
any deferred compensation not yet paid to the Executive (including, without limitation, interest or other credits on such deferred amounts) to be paid at the time provided in the applicable deferred compensation plan and any accrued vacation pay;

(d)	reimbursement for expenses incurred but not yet paid prior to the Date of Termination;

(e)
aggregate annual premiums for insurance coverage through the Date of Termination in respect of the life and Disability insurance referred to in Section 5.6(a), to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination;

(h)
any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary; and

(i)	health and welfare benefits, as provided to and under the same terms as other executives of the Corporation or Subsidiary, for twenty-four (24) months after the Date of Termination.

6.5
Termination by the Corporation on a Change in Control. The Corporation shall be permitted to terminate the Executive's employment hereunder  within two (2) years following a Change in Control but only in accordance with the Notice of Termination provisions of this Agreement. If the Corporation terminates the Executive's employment within two (2) years following the date of a  Change in Control, other than a Change in Control pursuant to Section 1.11(a) or (c) which was not consummated within twelve (12) months of said Change in Control, the Executive shall be entitled to receive:

(a)
Base Salary at the rate in effect on the Date of Termination (as provided for by Section 5.1 of this Agreement)  and for twenty-four (24) months thereafter,  payable in accordance with the Corporation’s standard payroll practices commencing on the first payroll;

(b)
an aggregate amount not to exceed $2 million in the aggregate, but otherwise equal to the sum of the two largest Annual Incentive Bonuses or other cash bonuses previously received by Executive from the Corporation for any fiscal year commencing with the 2002 fiscal year whether when employed under this Agreement, when employed under any of the Prior Employment Agreements or when employed under any other arrangement with the Corporation to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination;

(c)	any Restricted Stock Awards shall fully vest as of the Date of Termination;

(d)	any Stock Options shall fully vest on the Date of Termination;

(e)
any deferred compensation not yet paid to the Executive (including, without limitation, interest or other credits on such deferred amounts) to be paid at the time provided in the applicable deferred compensation plan and any accrued vacation pay;

(f)	reimbursement for expenses incurred but not yet paid prior to the Date of Termination;

(g)
aggregate annual premium for insurance coverage for twenty-four (24) months after the Date of Termination,, to be paid in a lump sum no later than seventy-five (75) days following the Date of Termination; and

(h)
health and welfare benefits, as provided to and under the same terms as other executives of the Corporation or subsidiary, for twenty-four (24) months after the Date of Termination and any other compensation or benefits which may be owed or provided to the Executive in accordance with the terms and provisions of any applicable agreements, plans and programs of or made by the Corporation and/or the Subsidiary.

6.6
Termination of Employment By Reason of Expiration or Non-Renewal of the Agreement.  Anything in this Agreement to the contrary notwithstanding, if the Executive’s  employment terminates by reason of a failure to extend the Term of Employment (regardless of whether such failure to extend occurs by reason of a notice from either the Executive or the Corporation that the Agreement will not be extended in accordance with Section  3.2 or by reason of a failure of the parties to further extend the Agreement following the end of the initial Term of Employment as set forth in Section 3.1), the Executive shall be treated as having terminated due to Retirement pursuant to Section 6.4 above.

6.7.
No Mitigation; No Offset. In the event of any termination of employment under this Section 6, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Section 6 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

6.8.	Payment.

(a)	Except as otherwise provided in this Agreement, and subject to Section 6.8(b) below, any payments to which the Executive shall be entitled under this Section 6 shall be made as follows:

(i)
Except with respect to continued payment of Base Salary in accordance with any provisions of this Agreement, and except with respect to payment of any Annual Incentive Bonus, payment shall be made as promptly as possible following the Date of Termination.  If the amount of any payment due to the Executive cannot be finally determined within seventy-five (75) days after the Date of Termination, such amount shall be estimated on a good faith basis by the Corporation and the estimated amount shall be paid no later than seventy-five (75) days after such Date of Termination.  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to or from the Executive shall be made as promptly as practicable.

(b)
This Section 6.8 shall apply to all or any portion of any payment or benefit payable under this Agreement  that is considered nonqualified deferred compensation subject to Code Section 409A ("Section 409A Compensation")  Notwithstanding anything in the Agreement to the contrary, the following rules shall apply to any Section 409A Compensation in order to prevent any accelerated or additional tax under Code Section 409A:

(i)
If the termination of the Executive's employment does not qualify as a "separation from service" within the meaning of Treas. Reg. Section 1.409A1(h) from the "Corporation's Controlled Group", then any Section 409A Compensation payable upon termination of employment will not commence until a "separation from service" occurs or, if earlier, the earliest other date as is permitted under Code Section 409A. For this purpose, the "Corporation's Controlled Group" means the Corporation and (A) any corporation which is a member of a controlled group of corporations (as defined in Code Section 414(b)) which includes the Corporation and (B) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with the Corporation.

(ii)
If at the time of the Executive's separation from service, the Executive is a "specified employee" as defined in Code Section 409A, then the Corporation will defer the commencement of any Section 409A Compensation payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A.

(iii)
This Agreement is intended to comply with, or be exempt from Code Section 409A and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent.

(iv)
To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation for purposes of Code Section 409A, (i) all reimbursement of expenses hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

6.9	Golden Parachute Excise Tax.

(a)           Affect on Payment.  Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or accelerated or distributed, distributable, or to be distributed to or with respect to the Executive by the Corporation, the Subsidiary or any other Affiliate, including Base Salary, Incentive Bonuses, Restricted Stock, Options and any other amounts payable in respect of this Agreement, the Prior Employment Agreements and any other agreement between the Executive and the Corporation, Subsidiary or Affiliate (collectively, the "Total  Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then Executive shall receive the greater of the amount determined under (i) or (ii) below:

(i)           Except as otherwise provided in clause (ii) below, in the event that the Total Payments would exceed the maximum amount that could be paid to Employee without becoming subject to the Excise Tax, then notwithstanding anything in this Agreement to the contrary, the amount payable to Employee under Section 6 above  shall be reduced such that the value of the aggregate Total Payments that Employee is entitled to receive shall be one dollar ($1) less than such maximum amount (the “Reduced Amount”).

(ii)           In the event the Total Payments after payment of the Excise Tax would be greater than the Reduced Amount, Executive shall be entitled to receive an amount equal to the Total Payments and the provisions of clause (i) above shall not be applied.

(b)           Determination by Accounting Firm.  All determinations required to be made under this Section 6.9, shall be made by the Company’s independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by the Corporation (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and Executive.

(c)           For the avoidance of doubt, in no event will the Corporation reimburse Executive for the Excise Tax, if any.

7.	Non-Exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any bonus or incentive plan or program provided or maintained by the Corporation, the Subsidiary or any other Affiliate and for which the Executive may qualify or be selected, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Corporation, the Subsidiary or any Affiliate, including, without limitation, any change of control agreements or any stock option, restricted stock, or stock unit agreements, including the Restricted Stock Agreement and the Option Agreements. Except as otherwise expressly provided for in this Agreement, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Corporation, the Subsidiary or any other Affiliate at or subsequent to the Date of Termination shall be payable in accordance with such plans or programs.

8.	Full Settlement.

The Corporation's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others.

9.	Costs of Enforcement.

The following provisions of this Section 9 shall apply if it becomes necessary or desirable for the Executive to retain legal counsel or incur other costs and expenses in connection with either enforcing any and all of his rights under this Agreement or defending against any allegations by the Corporation of breach of this Agreement by the Executive:

9.1.
The Executive shall be entitled to recover from the Corporation reasonable attorneys' fees, costs and expenses incurred by him in connection with such enforcement or defense for as long a period as necessary to enforce this Agreement, not to exceed thirty-six (36) months from the Executive’s Date of Termination.

9.2.
Payments required under this Section 9 shall be made by the Corporation to the Executive (or directly to the Executive's attorney) promptly following submission to the Corporation of appropriate documentation evidencing the incurrence of such attorneys' fees, costs, and expenses, but in no event later than the time required in Section 6.8(b)(iv) of this Agreement.

9.3.
The Executive shall be entitled to select his legal counsel; provided, however, that such right of selection shall not affect the requirement that any costs and expenses reimbursable under this Section 9 be reasonable.

9.4.
The Executive's rights to payments under this Section 9 shall not be affected by the final outcome of any dispute with the Corporation; provided, however, that to the extent that the court shall determine that under the circumstances recovery by the Executive of all or a part of any such fees and costs and expenses would be unjust or inappropriate, the Executive shall not be entitled to such recovery; and to the extent that such amounts have been recovered by the Executive previously, the Executive shall repay such amounts to the Corporation.

In addition, the Corporation will reimburse the Executive for the reasonable attorney fees incurred in connection with the preparation and negotiation of this Agreement, no later than the time required in Section 6.8(b)(iv) of this Agreement.

10.	Confidential Information and Noncompetition.

10.1.
Confidential Information. The Executive shall not, during the Term of Employment and thereafter, without the prior express written consent of the Corporation or the Subsidiary, disclose any confidential information, knowledge or data relating to the Corporation, the Subsidiary or any other Affiliate and their respective businesses, which (a) was obtained by the Executive in the course of the Executive's employment with the Corporation, and (b) which is not information, knowledge or data otherwise in the public domain (other than by reason of a breach of this provision by the Executive), unless required to do so by a court of law or equity or by any governmental agency or other authority. In no event shall an asserted violation of this Section 10.1 constitute a basis for delaying or withholding the payment of any amounts otherwise payable to the Executive under this Agreement.

10.2.
Noncompetition. If the Executive’s  employment is terminated hereunder: (i) by the Corporation “without” cause  or “for good reason” by the Executive pursuant to Section 6.3; (ii) following a Change in Control pursuant to Section 6.5 of this Agreement then this Section 10.2 shall apply in consideration of the termination payments due pursuant to Section 6.3 and 6.5 respectively.  If the Executive’s employment is terminated due  to Retirement pursuant to Section 6.4 of this Agreement, then the Corporation, by written notice given to the Executive within 30 days after the  delivery of a Notice of Termination in connection with such Termination may require that this Noncompetition Section 10.2 apply.  If this Section 10.2 applies as set forth above, then the Executive, without the express written consent of the Corporation, shall not, for the twenty-four (24) month period following the Date of Termination, engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a 5% equity interest) or in any other corporate or representative capacity, if it involves engaging in, or rendering services or advice pertaining to, any lines of business the Corporation or the Subsidiary was actively conducting on the Date of Termination. The obligation of the Executive to abide by the restrictions set forth in the preceding sentence shall be conditioned upon the Corporation, providing the entitlements set forth, as applicable in Section 6.3 and 6.5, and in the event of a termination due to Retirement continuing payment of the Executive's Base Salary for the 24-month period during which such restriction shall be in effect. Such Base Salary shall be paid at the rate in effect (as provided for in Section 5.1 of this Agreement) on the Date of Termination. If the Corporation shall institute any action or proceeding to enforce the provisions of this Section 10.2, or shall file any claim in any proceeding to enforce such provisions, the Executive hereby waives the claim or defense that the Corporation has an adequate remedy at law and waives the requirement that the Corporation post a bond in securing equitable relief, and the Executive shall not contend in any such action or proceeding the claim or defense that an adequate remedy at law exists.

11.	Successors.

11.1.
The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Corporation, shall not be assignable by the Executive, except that the Executive's rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, interstate succession or pursuant to a domestic relations order of a court of competent jurisdiction. This Agreement shall inure to the benefit of and be enforceable by the Executive's heirs, beneficiaries and/or legal representatives.

11.2.
The Corporation. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation shall require any successor to all or substantially all of the business and/or assets of the Corporation or the Subsidiary, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform if no such succession had taken place.

12.	Miscellaneous.

12.1.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws. The Corporation and the Executive knowingly and voluntarily are  waiving any rights to a jury trial.

12.2.
Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  Notwithstanding the foregoing, the Corporation and Subsidiary may unilaterally amend this Agreement without the consent of the Executive in order for the Corporation-sponsored and Subsidiary-sponsored group health plans to comply with Section 10101(d) of the Patient Protection and Affordable Care Act (relating the discrimination with respect to insured plans).

12.3.
Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Premium Point
New Rochelle, New York 10801

If to the Corporation:

c/o Ethan Allen Interiors Inc. Ethan Allen Drive
Danbury, Connecticut 06813
Attn: Chairman, Compensation Committee

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

12.4.
Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local income taxes as shall be required to be withheld pursuant to any applicable law or regulation. If, at any time on or after the Commencement Date, the Executive will recognize taxable income with respect to the awards from the Corporation of Common Stock (regardless of when such awards are made), the Executive may elect to have the Corporation withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements, unless prohibited by the terms of the applicable award agreement or the Stock Option Plan.

12.5.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.6.	Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

12.7.
Beneficiaries/References. The Executive shall be entitled to select (and change) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's death, and may change such election, in either case by giving the Corporation written notice thereof.  In the event that Executive makes no beneficiary designation in accordance with the procedures described above, then the beneficiary shall be deemed to be Executive’s then current spouse if she is alive on the date of Executive’s death and if she is not still alive or if there is no spouse on such date,  Executive’s estate.  In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to other beneficiary(ies), estate or his legal representative(s).

12.8.	Entire Agreement.

(a)
Upon the commencement of the Term of Employment, this Agreement will contain the entire agreement between the parties concerning the subject matter hereof and will supersede the Prior Employment Agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof, excluding: (i) the Restated Director Indemnification Agreement by and between the Corporation and the Executive; (ii) the agreements governing the following awards associated with the Executive's employment by the Corporation that were granted to the Executive prior to Commencement Date: stock options (the "Prior Options"), restricted stock (the "Prior Restricted Stock"), and stock units (the "Prior Stock Units"), and (iii) any compensation and other benefits remaining to be paid pursuant to the Prior Employment Agreements.

(b)
This Agreement shall not affect the Executive's rights to benefits accrued prior to October 1, 2011 and the Executive's rights with respect to Prior Options, Prior Restricted Stock, and Prior Stock Units shall be governed by the respective stock option, restricted stock, and stock unit agreements relating thereto. Notwithstanding the preceding sentence, (i) the Executive's rights with respect to the Prior Options, Prior Restricted Stock, and Prior Stock Units following the Executive's Date of Termination shall be governed by the provisions of Section 6 of this Agreement to the extent such provisions do not adversely affect the Executive's rights under those awards, and (ii) the expiration of the Agreement Term as defined in the 1997 Agreement, 2002 Agreement and 2007 Agreement shall not result in vesting of any Prior Options, Prior Restricted Stock, or Prior Stock Units pursuant to the last paragraph of Section 6.3 of the 1997 Agreement, the 2002 Agreement and  the 2007 Agreement.

12.9.
Representation. The Corporation represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between the Corporation and any other person or organization or any applicable laws or regulations.

12.10.
Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive's employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

12.11
Recoupment.  All amounts, payments, benefits, awards and other compensation to which the Executive is entitled under this Agreement and/or the Prior Employment Agreements are subject to recoupment or “clawback” in accordance with the Corporation’s recoupment policy as it may be adopted and amended from time to time.

12.12
Counterparts; Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute but one and the same instrument.  A facsimile or electronic signature shall be deemed an original signature.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Corporation has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

EXECUTIVE

/s/ M. Farooq Kathwari
ETHAN ALLEN INTERIORS, INC.

By:/s/ Kristin Gamble
Name: Kristin Gamble
Title: Chairperson, Compensation Committee